PRESS RELEASE

FOR IMMEDIATE RELEASE

OPENTV PROVIDED CURE PERIOD TO COMPLY WITH

NASDAQ AUDIT COMMITTEE REQUIREMENTS

San Francisco, Calif., October 16, 2009 - OpenTV Corp. (NASDAQ: OPTV), a leading software and technology provider of advanced digital television solutions, reported today that on October 13, 2009 it received written notification from The NASDAQ Stock Market that the company no longer complies with NASDAQ's audit committee requirements set forth in NASDAQ Listing Rule 5605. As previously disclosed, Eric J. Tveter resigned as a member of the company's board of directors effective October 7, 2009, and as a result, the company no longer complies with NASDAQ Listing Rule 5605(c)(2)(A), which requires listed companies to maintain an audit committee comprised of at least three members, all of whom must be independent.

Consistent with NASDAQ Listing Rule 5605(c)(4)(B), NASDAQ has provided the company with a cure period in order to regain compliance within the following timeframe:

    until the earlier of the company's next annual shareholders' meeting or October 7, 2010; or

    if the next annual shareholders' meeting is held before April 5, 2010, then the company must evidence compliance no later than April 5, 2010.

During the cure period, the company's Class A ordinary shares will remain listed on the NASDAQ Global Market, subject to the company's continued compliance with other NASDAQ listing requirements. The compensation and nominating committee of the company's board of directors has commenced a search for a new independent director.

About OpenTV

OpenTV is one of the world's leading providers of advanced digital television solutions dedicated to creating and delivering compelling viewing experiences to consumers of digital content worldwide. The company's software has been integrated in more than 133 million devices around the world and enables advanced program guides, video-on-demand, personal video recording, interactive and addressable advertising and a variety of enhanced television applications. For more information, please visit www.opentv.com.

Cautionary Language Regarding Forward-Looking Information

The foregoing information contains certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations. In particular, factors that could cause our actual results to differ include the company's ability to regain compliance with NASDAQ listing requirements by identifying and appointing within the cure period provided by NASDAQ a qualified person to serve on the company's board and audit committee. All forward-looking statements are expressly qualified in their entirety by the cautionary statements in this paragraph. For a further discussion of the risks and uncertainties relevant to the company, please refer to the company's periodic reports and registration statements filed with the Securities and Exchange Commission, which can be obtained online at the Commission's web site at http://www.sec.gov. Readers should consider the information contained in this release together with other publicly available information about the company for a more informed overview of the company. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact: Press Contact:

Denise Roche Christine Oury

Brainerd Communicators OpenTV

Tel: +1 212-986-6667 Tel: +1 415-962-5433

roche@braincomm.com coury@opentv.com